Exhibit 99.1

TRANSMONTAIGNE PARTNERS L.P. RECEIVES BUYOUT OFFER FROM ARCLIGHT

Wednesday, July 11, 2018	Immediate Release

Denver, Colorado — TransMontaigne Partners L.P. (NYSE:TLP) (the “Partnership”) announced today that the Board of Directors of TransMontaigne GP L.L.C. (the “GP Board”) has received a non-binding proposal from affiliates of ArcLight Energy Partners Fund VI, L.P. (“ArcLight”), directed to the Conflicts Committee (the “Conflicts Committee”) of independent directors of the GP Board, pursuant to which ArcLight would acquire through a subsidiary all common units of the Partnership that ArcLight and its affiliates do not already own in exchange for $38.00 per common unit.  If approved, the transaction would be effected through a merger of the Partnership with a subsidiary of ArcLight.

The proposed transaction is subject to a number of contingencies, including ArcLight’s completion of due diligence, the approval of the Conflicts Committee, the approval by holders of a majority of the outstanding common units of the Partnership and the satisfaction of any conditions to the consummation of a transaction set forth in any definitive agreement concerning the transaction.  There can be no assurance that definitive documentation will be executed or that any transaction will materialize.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties pertaining to timing and completion of the transaction.   A number of factors could cause actual results to differ materially from the Partnership’s expectations.   See “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on March 15, 2018.   Except as required by law, the Partnership undertakes no obligation to publicly update or revise any forward-looking statements.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, in the Southeast and on the West Coast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels, and heavy refined products include residual fuel oils and asphalt. We do not purchase or market products that we handle or transport. News and additional information about TransMontaigne Partners L.P. is available on our website: www.transmontaignepartners.com.

Contact

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660

www.transmontaignepartners.com